Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

Enable Midstream Partners Announces Quarterly Distributions

OKLAHOMA CITY (February 10, 2017) -- Enable Midstream Partners, LP (NYSE:ENBL) announced that the board of directors of its general partner declared today a quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units for the quarter ended December 31, 2016. The distribution is unchanged from the previous quarter. The quarterly cash distribution of $0.318 per unit on all outstanding common and subordinated units will be paid February 28, 2017, to unitholders of record at the close of business on February 21, 2017.

Enable Midstream Partners also announced today that the board declared a quarterly cash distribution of $0.625 per unit on all Series A Preferred Units for the quarter ended December 31, 2016. The quarterly cash distribution of $0.625 on all Series A preferred Units outstanding will be paid February 15, 2017, to unitholders of record at the close of business on February 10, 2017.

ABOUT ENABLE MIDSTREAM PARTNERS

Enable Midstream Partners, LP is a publicly traded master limited partnership. Enable Midstream Partners owns, operates and develops strategically located natural gas and crude oil infrastructure assets. Enable Midstream Partners’ assets include approximately 12,500 miles of gathering pipelines, 14 major processing plants with approximately 2.5 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the Enable Midstream Partners owns 50%), approximately 2,200 miles of intrastate pipelines and eight storage facilities comprising 85.0 billion cubic feet of storage capacity.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding Enable Midstream Partners’ strategy,

Exhibit 99.1

future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Enable Midstream Partners’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Enable Midstream Partners assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. Enable Midstream Partners cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Enable Midstream Partners’ actual results and plans could differ materially from those expressed in any forward-looking statements.